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                                                                   Exhibit 10.13

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of FEBRUARY 20, 2004 is between Inhibitex, Inc., a Delaware corporation (the "Company"), and WILLIAM D. JOHNSTON, PH.D. (the "Executive").

         WHEREAS, the Company desires to assure itself of the Executive's employment in an executive capacity and to compensate him for such employment; and

         WHEREAS, the Executive is willing to be employed by the Company upon the terms and subject to the conditions contained in this Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

Section 1. Position, Duties and Responsibilities.

                  (a) During the Term (as defined in Section 2), the Executive shall serve as the CHIEF EXECUTIVE OFFICER & PRESIDENT of the Company consistent with the by-laws of the Company, and shall be responsible for the duties identified in the attached Appendix I, such other duties as are attendant to such offices and such other managerial duties and responsibilities with the Company, its affiliates, subsidiaries or divisions consistent with such position as may be assigned by the Board of Directors of the Company (the "Board"). The Executive shall devote his full energies, interest, abilities and productive time to the business and affairs of the Company and to promoting its best interests. The Executive acknowledges and agrees that although his duties shall be performed from the Company's offices in the Atlanta, Georgia metropolitan area or at such other places as shall be necessary according to the needs, business and opportunities of the Company, the performance by the Executive of his duties hereunder may require substantial travel from time to time by the Executive. The Executive further agrees that, during the Term, the Company shall be the Executive's sole employer.

                  (b) Executive understands that the provisions of any employee handbooks, personnel manuals and any and all other written statements of or regarding personnel policies, practices or procedures that are or may be issued by the Company (the "Company Policies") do not and shall not constitute a contract of employment and do not and shall not create any vested rights; and that any such provisions may be changed, revised, modified, suspended, canceled, or eliminated by the Company at any time, in its sole discretion, with or without notice.

                  (c) Executive shall comply with all applicable Company Policies, which may be in effect from time to time during the Term. Copies of all such Company Policies may be examined in the Human Resource Department for the Company. If a provision in any policy conflicts with this Agreement, the terms of this Agreement shall prevail.

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                  (d)      For up to a one (1) year period following any
termination of the Executive's employment, upon the request of the Company, the Executive shall reasonably cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. The Executive shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to the Executive's acts or omissions while employed by the Company. The Company shall reimburse the Executive for his reasonable out-of-pocket costs incurred in connection with such cooperation.

Section 2. Term of Employment.

         The initial term (the "Initial Term") of this Agreement shall commence on FEBRUARY 20, 2004 and continue through FEBRUARY 20, 2005 (the "Initial Expiration Date"). On each anniversary of the Initial Expiration Date, this Agreement will be renewed automatically for an additional one (1) year period (the "Extended Term") (without any action by either party) on the last day of the Initial Term and on each anniversary thereof, unless the Executive's employment under this Agreement is earlier terminated in accordance with Section
4. Executive may elect not to renew his or her employment under this Agreement for any reason upon sixty (60) days written notice. For purposes of this Agreement, "Term" means the Initial Term and, as extended, the Extended Term.

Section 3. Compensation; Benefits; Expenses.

                  (a) Base Salary. For all services rendered by the Executive hereunder during the Term, the Company shall pay the Executive an annual salary equal to THREE HUNDRED TWENTY-SEVEN THOUSAND SEVEN HUNDRED dollars ($327,700), less standard deductions and withholdings, payable in equal installments at the times and pursuant to the procedures regularly established for the payment of salaries generally to employees, and as they may be amended by the Company during the Term. The Executive's salary will be reviewed from time to time by the Board, a committee of the Board, or otherwise in accordance with the Company's established procedures for adjusting salaries, and be subject to increases (but not decrease, except pursuant to an across-the-board salary reduction as described in Section 4(a)(iv)(B)) pursuant to such procedures.

                  (b) Incentive Compensation. The Executive shall be eligible to participate in such bonus and incentive (including stock option and other equity-based) compensation plans of the Company, if any, in which other executives of the Company are generally eligible to participate, as the Board or a Committee thereof shall determine from time to time in its sole discretion, subject to and in accordance with the terms and provisions of such plans. Subject to the terms and conditions of such bonus and incentive compensation plans, the Executive shall be eligible for annual cash incentive compensation of up to 50% of the then annual gross salary.

                  (c) Benefits. The Company shall provide the Executive with the right to participate in and to receive benefits from the medical plan and all similar benefits

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made generally available to similarly situated executives of the Company. The amount and extent of benefits to which the Executive is entitled shall be governed by the specific benefit plan or plans, as such may be amended from time to time.

                  (d) Stock Options. The Executive has heretofore been granted employee stock options under the Inhibitex, Inc. Amended and Restated 1998 Equity Ownership Plan and/or the 2002 Inhibitex, Inc. Stock Incentive Plan to purchase shares of the Company's common stock, par value $0.001 per share, on the terms set forth in a the related stock option agreement(s) entered into by the Executive and the Company. Any stock option granted to the Executive subsequent to December 31, 2003 shall provide that upon the Executive's Retirement, the vested portion of such stock option may be exercised at any time prior to the earlier of the expiration date of such option and 24 months after the date of the Executive's Retirement. "Retirement" shall mean the cessation of employment with the Company after the Executive has attained age fifty-nine and one-half (59-1/2) and completed five (5) or more consecutive years of service with the Company or any subsidiary.

                  (e) Reimbursement of Expenses. It is contemplated that in connection with the Executive's Employment hereunder, he may be required to incur business, entertainment and travel expenses. The Company agrees to promptly reimburse the Executive in full for all reasonable out-of-pocket business, entertainment and other related expenses (including all reasonable expenses of travel and living expenses while away from home on business or at the request of, and in service of, the Company) incurred or expended by him incident to the performance of his duties hereunder, provided that the Executive properly account for such expenses in accordance with the policies and procedures established by the Board and applicable to the executives of the Company.

                  (f) Vacation; Personal Days. During the Term, the Executive shall be entitled to no less than four (4) weeks vacation with pay during each calendar year of his employment hereunder provided that the vacation days taken do not materially interfere with the operations of the Company. Such vacation may be taken, in the Executive's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives. Vacation, holiday and personal days shall additionally be subject to applicable Company Policies.

Section 4. Termination.

                  (a) The Executive's employment under this Agreement may be terminated under the following circumstances:

                           (i) Death. The Executive's employment shall immediately terminate upon his death.

                           (ii) Disability. In the event the Executive shall be unable to render the services or perform his duties hereunder by reason of "Disability," as

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         such term is defined in the Company's Long-Term Disability Plan, as the same shall be amended from time to time; the Company shall have the right to terminate this Agreement immediately upon notice to the Executive.

                           (iii) Termination of Employment by the Company for Cause. The Company may terminate the employment of the Executive immediately for Cause (as hereinafter defined). The term "Cause," as used herein, shall mean (1) the Executive's willful misconduct, gross negligence, dishonesty or fraud in the performance of his duties hereunder, (2) the material breach of this Agreement by the Executive after notice of such breach and a reasonable opportunity to cure, (3) the Executive's willful refusal or failure to perform his duties hereunder or under any lawful directive of the Board or the Chairman of the Board, as the case may be, which is consistent with his title and position after notice of such failure and a reasonable opportunity to cure, or (4) the conviction, plea of guilty or nolo contendere of the Executive in respect of any felony or other crime involving moral turpitude, dishonesty, theft or unethical business conduct.

         (iv) Termination of Employment by Executive for Good Reason. The Executive may resign and terminate his employment hereunder for Good Reason (as defined below) by providing a written notice thereof within sixty (60) days from the occurrence of the event that the Executive is deeming Good Reason. For purposes of this Agreement, "Good Reason" shall mean there has occurred, without the express written consent of the Executive:

                           (A) the assignment to the Executive of any duties materially inconsistent with his status as the Chief Executive Officer of the Company or a substantial diminution in the nature or status of his responsibilities;

                           (B) a reduction by the Company in the Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all executives of the Company;

                           (C) (1) the relocation of the Company's principal executive offices to a location outside the Atlanta, Georgia metropolitan area or (2) the Company's requiring the Executive to perform his duties anywhere other than the Company's principal executive offices; provided that required travel on the Company's business to an extent substantially consistent with the Executive's responsibilities shall not constitute "Good Reason";

                           (D) the failure by the Company to continue in effect without any material adverse change any compensation plan in which the Executive was participating or the failure by the Company to continue the Executive's participation therein, unless an equitable

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                           arrangement (embodied in an ongoing substitute or
                           alternative plan) has been made with respect to such plan or participation;

                           (E) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under the Company's employee stock ownership, life insurance, medical, health-and-accident, or disability plans in which the Executive was participating, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any other material fringe benefits enjoyed by the Executive, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy, except for across-the-board changes in such benefits similarly affecting all executives of the Company; or

                           (F) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 16 hereof.

         (v) Terminations other than for Cause, Good Reason, Disability or upon Death. In addition to the foregoing, either party may terminate this Agreement at any time, by providing thirty (30) days prior written notice of his or its desire to terminate.

                  (b) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by written notice of termination to the other party.

                  (c)      Date of Termination. "Date of Termination" shall mean
(i) if the Executive's employment is terminated by his death, the date of his death or (ii) in all other circumstances, the date specified in the notice of termination.

Section 5. Compensation Upon Termination.

                  (a) Compensation Upon Termination Upon Death. In the event of the death of the Executive during the Term, the Executive's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of the Executive (collectively, the "Estate") shall be paid, within thirty (30) days of the Executive's death, an amount equal to the sum of the Executive's unpaid salary and any earned but unpaid bonuses through the Date of Termination. The Estate shall be entitled to other death benefits in accordance with the terms of the Company's benefit programs and plans.

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                  (b)      Compensation Upon Termination for Disability. If the
Executive's employment hereunder is terminated for Disability, the Executive shall be entitled to receive (if entitled thereto) disability compensation and benefits in accordance with the Company's benefit programs and plans.

                  (c) Compensation Upon Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive his salary through the Date of Termination and the Company shall have no further obligations to the Executive under this Agreement.

                  (d) Compensation Upon Termination Upon a Change in Control (other than for Cause, Disability or upon Death).

                           (i) If the Executive's employment is terminated by the Executive for Good Reason or by the Company within one (1) year after the consummation of a Change in Control (as hereafter defined) (or in contemplation of a Change of Control that is reasonably likely to occur) for any reason other than pursuant to Section 4(a)(i), 4(a)(ii) or 4(a)(iii) hereof, the Company, within sixty (60) days of the Date of Termination, shall pay to the Executive (or in the event of the Executive's death, the Executive's estate) a lump-sum cash amount equal to the sum of (x) the Executive's unpaid salary through the Date of Termination; plus (y) any bonus compensation earned and unpaid through the Date of Termination; provided, however, that any bonus compensation conditioned upon the satisfaction of performance goals shall not be paid unless such performance goals are actually satisfied; plus (z) the product of (A) a fraction the numerator of which is the number of months in the Change in Control Severance Period (as hereafter defined) and the denominator of which is 12 and (B) the sum of (1) Executive's annual base salary as then in effect and (2) the bonus or incentive compensation paid to the Executive in respect of the most recent fiscal year prior to the year in which the Change in Control occurs. In addition, the Executive shall continue to be covered under the Company's group health, life and disability insurance for the Change in Control Severance Period or, in the Company's sole discretion, the Executive shall be provided comparable coverage or the economic equivalent thereof. The "Change in Control Severance Period" shall be twenty-four (24) months.

                           (ii) Notwithstanding any other provision herein to the contrary, in the event that the Executive becomes entitled to any payments under Section 5(d)(i) ("Termination Payments") and any portion of such Termination Payments, when combined with any other payments or benefits provided to the Executive (including, without limiting the generality of the foregoing, by reason of any stock options), in the absence of this Section 5(d)(ii), would be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then (subject to Section 5(d)(iii) hereof) the amount payable to the Executive under Section 5(d)(i) shall be reduced such that none of the amounts payable to the Executive under Section 5(d)(i) and any other payments or benefits received or to be received by the

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         Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person having such a relationship with the Company or such person as to require attribution of stock ownership between the parties under
         Section 318(a) of the Code) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code. For purposes of applying the foregoing sentence, if in the opinion of tax counsel selected by the Company's independent auditors prior to the Change in Control and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, then such amounts shall be excluded from any such calculation. Furthermore, in determining the maximum amount of the payments to the Executive which would not constitute a parachute payment within the meaning of Sections 280G(b)(1) and (4), the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code or any applicable proposed or final Treasury Regulations promulgated under the Code.

                           (iii)    If the net after-tax amount of the
         Termination Payments which would be payable to the Executive in the absence of the reduction described in Section 5(d)(ii) above exceeds the net after-tax amount of the Termination Payments which would be payable to the Executive if the reduction described in Section 5(d)(ii) above were applicable, then the reduction to the Executive's Termination Payments described in Section 5(d)(ii) above shall not be applicable. For purposes of computing such net after-tax amounts, the Termination Payments shall be treated as subject to Federal income tax and any state and local income taxes (based upon the residence of the Executive at the time the first amount of Termination Payments is to be paid hereunder) at the highest marginal rate of income tax imposed upon individuals (but without assuming any reduction in Federal income taxes that could be obtained from the deduction of any such state or local taxes if paid in such year), shall be subject only to the Medicare portion of the F.I.C.A tax and, in calculating the net after-tax amount of the Termination Payments which would otherwise be payable to the Executive if the reduction described in Section 5(d)(ii) above were not applicable, any applicable Excise Tax, and all such taxes shall be computed based upon the tax rates in effect for the calendar year in which the first amount of Termination Payments are to be paid hereunder. The determination of the net after-tax amounts will be made by the Company's independent auditors prior to the Change in Control, whose determination will be binding on both the Executive and the Company.

For purposes of this Agreement, a "Change in Control" of the Company shall mean
(A) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject

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to such reporting requirement; (B) any "person" (as such term is used in
Sections 13(d) and 14(d) of the Exchange Act) other than the Company or an employee benefit plan maintained by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more (the "Requisite Percentage") of the combined voting power of the Company's then outstanding securities (provided that if the Company is not subject to the reporting requirements under Section 13(a) or 15(d) of the Exchange Act, the acquisition by a "person" of the Requisite Percentage in one or more institutional private equity securities offerings shall not constitute a Change in Control), or (C) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority thereof.

                  (e) Compensation Upon All Other Terminations. If the Company terminates this Agreement for any reason other than pursuant to Section 4(a)(i), 4(a)(ii), 4(a)(iii) or Section 5(d) or the Executive terminates his employment for Good Reason, then the Company shall pay the Executive the sum of
(w) the Executive's unpaid salary through the Date of Termination; plus (x) any bonus compensation earned and unpaid through the Date of Termination; provided, however, that any bonus compensation conditioned upon the satisfaction of performance goals shall not be paid unless such performance goals are actually satisfied; plus (y) the Executive's salary for the Severance Period payable over the Severance Period in accordance with salary payment practices of the Company then in effect for active executives; plus (z) the product of (1) a fraction the numerator of which is the number of months in the Severance Period and the denominator of which is 12 and (2) the bonus or incentive compensation paid to the Executive in respect of the most recent fiscal year prior to the year in which the Date of Termination occurs (payment of which shall be pro-rated over the Severance Period); and the Executive shall continue to be covered by the Company's group health, life and disability insurance for the Severance Period (or in the Company's sole discretion, the Executive shall be provided comparable coverage or the economic equivalent thereof). If the Executive voluntarily terminates this Agreement other than for Good Reason, then the Company shall pay the Executive his salary and any earned but unpaid bonuses through the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement. The "Severance Period" shall be twelve (12) months.

                  (f) Notwithstanding anything else contained herein, the obligation of the Company to make any severance payments to the Executive hereunder shall be conditioned upon the execution and delivery by the Executive of a release from liability in favor of the Company substantially in the form attached hereto as Appendix II.

Section 6. Confidentiality.

                  (a) Each Item, Trade Secret and piece of Confidential Information (in each case, as defined below) that comes into Executive's possession by reason of his employment are the property of the Company and shall not be used by Executive in any

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way except in the course of his employment by, and for the benefit of the
Company. Executive will not remove any Items from premises owned or leased by the Company except as his duties shall require, and upon termination of his employment, all Items (including any copies or excerpts thereof) will be turned over to the Chairman of the Board of the Company.

(b)Executive will preserve as confidential all Confidential Information that has been or may be obtained by him. Executive will not, without written authority from the Company, use for his own benefit or purposes, or disclose to others, either during his employment or for two (2) years thereafter, any Confidential Information or any copy or notes made from any Item embodying Confidential Information except as required by his employment with the Company or to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided, however, that the Executive shall give the Company notice of any such request or demand for such information upon his receipt of same and the Executive shall reasonably cooperate with the Company in any application the Company may make seeking a protective order barring disclosure by the Executive. Executive understands that his obligations with respect to Confidential Information shall continue for two years after termination of his employment with the Company. These restrictions concerning use and disclosure of Confidential Information shall not apply to information which is or becomes publicly known by lawful means, or comes into Executive's possession from sources not under an obligation of confidentiality to the Company.

                  (b) Executive agrees to hold in confidence all Trade Secrets of the Company that came into his knowledge during or in connection with his employment by the Company and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

                  (c) Executive understands that any entrusting of Confidential Information or Trade Secrets to him by the Company is done in reliance on a confidential relationship arising out of his employment with the Company. Executive further understands that Confidential Information or Trade Secrets that he may acquire or to which he may have access, especially with regard to research and development projects and findings, formulae, designs, formulation, processes, the identity of suppliers, customers and patients, methods of manufacture, and cost and pricing data is of great value to the Company.

                  (d) Executive agrees that following termination of his employment with the Company Executive will, if at all possible before answering but in any event as soon thereafter as practicable, make every effort to contact the Company's General Counsel if Executive is served with a subpoena or other legal process asking for a deposition, testimony or other statement, or other potential evidence to be used in connection with any lawsuit to which the Company is a party or involving Executive's employment with the Company or any Confidential Information or Trade Secret of the

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Company.

                  (e) For purposes of this Agreement: (i) "Confidential Information" means information relating to the present or planned business of the Company which has not been released publicly by authorized representatives of the Company. Executive understands that Confidential Information may include, for example, discoveries, inventions, know-how and products, customer, patient, supplier and competitor information, sales, pricing, cost, and financial data, research, development, marketing and sales programs and strategies, manufacturing, marketing and service techniques, processes and practices, and regulatory strategies. Executive understands further that Confidential Information also includes all information received by the Company under an obligation of confidentially to a third party; (ii) "Items" include documents, reports, drawings, photographs, designs, specifications, formulae, plans, samples, research or development information, prototypes, tools, equipment, proposals, marketing or sales plans, customer information, customer lists, patient lists, patient information, regulatory files, financial data, costs, pricing information, supplier information, written, printed or graphic matter, or other information and materials that concern the Company's business that come into Executive's possession or about which Executive has knowledge by reason of his employment; and (iii) "Trade Secrets" include all information, including a formula pattern, process, compilation, program, device, method, or technique that (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (C) otherwise satisfies the requirements of the Georgia Trade Secrets Act.

Section 7. Proprietary Information.

                  (a) All Inventions (as defined below) related to the present or planned business of the Company, which are conceived or reduced to practice by Executive, either alone or with others, during the period of his employment or during a period of one (1) year after termination of such employment, whether or not done during his regular working hours, are the sole property of the Company. The provisions of this paragraph shall not apply to an invention for which no equipment, supplies, facilities or confidential or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates to (i) the business of the Company, or (ii) the Executive's actual or demonstrably anticipated research or development for the Company, or (b) the invention results from any work performed by Executive for the Company.

                  (b) Executive will disclose promptly and in writing to the Company, through his supervisor, all Inventions which are covered by this agreement, and Executive agrees to assign to the Company or its nominee all his right, title, and interest in and to such Inventions. Executive agrees not to disclose any of these Inventions to others, without the express consent of the Company. Executive will, at any time during or after his employment, on request of the Company, execute specific assignments in favor of the Company or its nominee of his interest in and to any of the Inventions

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covered by this agreement, as well as execute all papers, render all assistance, and perform all lawful acts which the Company considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patent applications and patents of the United States and foreign countries for these Inventions, and for the transfer of any interest Executive may have. Executive will execute any and all papers and documents required to vest title in the Company or its nominee in the above Inventions, patent applications, patents, and interests. Executive understands that if he is not employed by the Company at the time he is requested to execute any document under this Section 7(b), Executive shall receive fifty dollars ($50.00) for the execution of each document, and one hundred fifty dollars ($150.00) per day of each day or portion thereof spent at the request of the Company in the performance of acts pursuant to this Section 7(b), plus reimbursement for any out-of-pocket expenses incurred by Executive at the Company's request in such performance. Executive further understands that the absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the Company's rights under this agreement. Should the Company be unable to secure the Executive's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to the Executive's mental or physical incapacity or any other cause, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive's agent and attorney in fact, to act for and in the Executive's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Executive.

                  (c) Executive has disclosed to the Company all continuing obligations which he has with respect to the assignment of Inventions to any previous employers, and Executive claims no previous unpatented Inventions as his own, except for those which have been reduced to practice and which are shown on a schedule, if any, attached to this agreement. Executive understands that the Company does not seek any confidential or trade secret information which Executive may have acquired from a previous employer, and Executive will not disclose to or utilize any such information on behalf of the Company.

                  (d) All writings and other works which may be copyrighted (including computer programs) which are related to the present or planned business of the Company and are prepared by Executive during his employment by the Company shall be, to the extent permitted by law, works made for hire, and the authorship and copyright of the work shall be in the Company's name. To the extent that such writings and works are not works for hire, Executive agrees to the wavier of "moral rights" in such writings and works, and to assign to the Company all Executive's right, title and interest in and to such writings and works, including copyright.

                  (e) Executive will permit the Company and its agents to use and distribute any pictorial images which are taken of him during his employment by the Company as often as desired for any lawful purpose. Executive waives all rights of prior

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inspection or approval and release the Company and its agents from any and all claims or demands which Executive may have on account of the lawful use of publication of such pictorial images.

                  (f) For purposes of this Agreement, "Invention" shall mean all ideas, potential marketing and sales relationships, inventions, experiments, copyrightable expression, research, plans for products or services, marketing plans, reports, strategies, processes, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms, database schema, designs, and drawings, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive solely or jointly with others prior to or during the Term, which refer to, are suggested by, or result from any work which (i) the Executive has performed prior to the Term of this Agreement, (ii) the Executive may perform during his employment, or (iii) from any information obtained from the Company or any affiliate of the Company, and shall not be limited to the meaning of "Invention" under the United States patent laws.

Section 8. Agreement Not to Compete.

                  (a) While employed by the Company and for a period equal to the greater of (x) one (1) year and (y) the severance period (or the deemed severance period set forth in clause z(A) of the first sentence of Section 5(d)(i) in the event of a termination of employment upon a Change of Control) thereafter, the Executive shall not, directly or indirectly, anywhere in the United States:

                           (i) render services which are substantially similar to the services performed by Executive for the Company during the last year of the Term of this Agreement to any person, corporation, partnership or other entity which competes with the Company (or any subsidiary) in the business of developing or manufacturing antibody-based immunotherapeutics to prevent or treat infections caused by staphylococcal or fungal organisms;

         Executive agrees that this covenant is especially appropriate because, if he worked for a competitor, he would inevitably make business decisions by relying on his knowledge of the Company's Confidential Information and Trade Secrets; thus, he would inevitably provide competitors with the Company's Confidential Information and Trade Secrets. The Company's Confidential Information and Trade secrets are not generally known by others in the industry, and they would provide an unfair advantage for competitors. Further, the Company recognizes that there are some companies who provide many products and services, some of which may be competitive and some which may not be. Accordingly, this covenant only prohibits Executive from performing the same or substantially the same services for that section, division, group, subsidiary, affiliate or operating unit of a competitor that actually develops or manufactures antibody-based immunotherapeutic products to prevent or treat infections caused

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         by staphylococcal or fungal organisms;

                           (ii) solicit for employment of any person who was employed by the Company (or any subsidiary) during the Executive's employment with the Company and with whom the Executive had contact during the last year of his employment with the Company; or

                           (iii) call on or solicit, directly or indirectly for the purpose of providing immunotherapeutics (and related services) to prevent or treat infections caused by staphylococcal or fungal organisms, any person or entity known by the Executive to be a customer of the Company (or of any subsidiary), or with which the Company (or any subsidiary) was in negotiations to become a customer of the Company (or such subsidiary), as the case may be, during the Executive's employment with the Company, and with whom the Executive had direct contact. For purpose of this section, "contact" means interaction between the Executive and the client within the last year of Executive's employment to further the business relationship or perform services for the client, and interaction between the Executive and prospective client within the last year of Executive's employment to develop a business relationship.

                  (b) If any of the restrictions contained in this Section 8 shall be deemed by any court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the parties agree that such court shall modify such restriction, only to the extent necessary to render it enforceable and, in its reduced form, such restriction shall then be enforced, and in its reduced form this Section 8 shall be enforceable in the manner contemplated hereby.

Section 9. Company Resources.

         Executive may not use any of the Company's (or any affiliate's) equipment for personal purposes without written permission from the Company. The Executive may not give access to the Company's (or any affiliate's) offices or files to any person not in the employ of the Company without written permission of the Company.

Section 10. Injunctive Relief.

         Executive understands and agrees that the Company will suffer irreparable harm in the event that the Executive breaches any of the Executive's obligations under Sections 6, 7, 8 or 9 hereof and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of any of the provisions of Sections 6, 7, 8 or 9 hereof, the Company shall be entitled to appropriate injunctive relief, in addition to any other in addition to any other rights, remedies or damages available to the Company at law or in equity.

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Section 11. Severability.

         In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

Section 12. Survival.

         Sections 1(d) and 4 through 16 shall survive the termination of this Agreement for any reason.

Section 13. Representations, Warranties, and Covenants.

         Executive represents, warrants, and covenants that the Executive's performance of all the terms of this Agreement and any services to be rendered as an employee of the Company do not and will not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by the Executive in confidence, trust or otherwise prior to the Executive's employment by the Company) to which the Executive is a party or by the terms of which the Executive may be bound. The Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

Section 14. Accounting for Profits; Indemnification.

         Executive covenants and agrees that, if the Executive shall violate any of the Executive's covenants or agreements contained in Sections 6, 7, 8 or 9 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which the Executive directly or indirectly shall have realized or may realize relating to, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity or otherwise under this Agreement. The Executive hereby agrees to defend, indemnify and hold harmless the Company against and in respect of: (a) any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by the Executive of any of the Executive's representations, warranties, covenants or agreements made or contained in this Agreement; and (b) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable attorneys' fees) incident to the foregoing.

Section 15. General.

         This Agreement supersedes and replaces any existing agreement between the Executive and the Company relating generally to the same subject matter, and may be modified only in a writing signed by the parties hereto. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. The Executive agrees that he will not assign, transfer, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement.

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Any purported assignment, transfer, or disposition shall be null and void.
Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above. The use of any gender herein shall be applicable to all genders.

Section 16. Executive Acknowledgment.

         Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

                   [Signatures appear on the following page.]

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AGREED TO BY:

                                           INHIBITEX, INC.

 /s/ William D. Johnston                   /s/ Michael Henos
---------------------------                ------------------
William D. Johnston                        Michael Henos
                                           Chairman of the Board

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                                   APPENDIX I

                                 JOB DESCRIPTION

The Chief Executive Officer (CEO) will report to the Board of Directors and will be responsible for all aspects of the company. He will serve as a business partner to the Board of Directors and other members of the executive team. Also, the CEO will provide leadership and direction to ensure the development of relevant business information and continued growth for the company consistent with the plans accepted by the Board of Directors.

                                                  Inhibitex, Inc.

                                              By: /s/ Michael Henos
                                                  -----------------
                                                    Michael Henos

                                                  /s/ William D. Johnston
                                                  -----------------------
Date: 2/20/04                                       William D. Johnston

                                       A-1